                                                                     EXHIBIT 4.5
                                                                     -----------

                           NON-COMPETITION AGREEMENT

     This NON-COMPETITION AGREEMENT (this "Agreement"), dated as of May 28, 1999, among Neptune Orient Lines Limited, a Singapore corporation ("NOL"), APL Limited, a Delaware corporation ("APL"), APL Land Transport Services, Inc., a Tennessee corporation (the "Company") and Coyote Acquisition LLC (the "Purchaser").

                                   RECITALS

     WHEREAS, APL and the Purchaser have entered a Stock Purchase Agreement, dated as of March 15, 1999 (the "Stock Purchase Agreement"), pursuant to which APL has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from APL, shares of common stock of the Company.

     WHEREAS, in connection with, and in order to induce Purchaser to consummate, the transactions contemplated by the Stock Purchase Agreement, NOL and APL are willing to enter into certain covenants, on behalf of themselves and their Affiliates, to the Company and the Purchaser regarding their activities, all as set forth herein.

     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

1.   Defined Terms.
     -------------

     1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     "APLAL" means APL Automotive Logistics, a wholly owned subsidiary of APL.

     "Automotive Logistics Business" means the provision of retail shipping coordination, shipping management, shipping consolidation, product shipment, parts inspections, loading and unloading of shipments, tracking of shipments, warehousing of shipments, parts labeling, inbound sorting, truck load and milk run management, kitting, sub-assembly, repackaging of shipments, bin management performance, critical parts expediting and all other shipping and logistics services related to or derived from the businesses of automotive manufacturers, including the subsidiaries of those manufacturers who produce engines and other products which are not used in automobiles.

     "Confidential Information" shall have the meaning specified in Section 6.

     "IMS" means Intermodal Management Services, a division of American Consolidation Services of North America, Ltd., a subsidiary of APL.

     "Long-Haul Trucking Companies" means providers of transportation services via trucks in the United States and Canada for distances in excess of 750 miles per shipment.

     "Non-compete Period" means the period from and after the Closing to the tenth anniversary of the Closing.

     "Non-Stacktrain Business" shall mean arranging retail intermodal transportation services, including but not limited to, such services as are arranged by IMS.

     "Offer" shall have the meaning set forth in Section 3.

     "Stacktrain Business" shall have the meaning set forth in Section 2.1.

     "Third Party" means, with respect to NOL, APL, the Company or the Purchaser, any Person that is not an Affiliate of NOL, APL, the Company or the Purchaser, as the case may be.

     "Transferee" means, with respect to the Stacktrain Business, the Non-Stacktrain Business or the Automotive Logistics Business, any Third Party to whom the Purchaser, the Company, NOL or APL, as the case may be, transfers all or substantially all of the assets and liabilities of such Stacktrain Business, Non-Stacktrain Business or Automotive Logistics Business.

     1.2 Unless otherwise defined herein, each capitalized term used herein shall have the meaning given to it in the Stock Purchase Agreement.

2.   Non-competition by NOL, APL and their Affiliates.
     ------------------------------------------------

     2.1 During the Non-compete Period, NOL and APL shall not, and shall not permit any of their Affiliates to, engage, by ownership of debt or equity interests in any business (other than the Company), by participation in the management or operations of any business (other than the Company) or by lending their respective names (or any part or variant thereof) to any business (other than the Company) in the business being conducted on the date of this Agreement by the Company (the "Stacktrain Business").

     2.2 Subject to Section 3, the restrictions set forth in Section 2.1 shall not prevent NOL, APL or any of their Affiliates from engaging in the Automotive Logistics Business or the Non-Stacktrain Business; provided, however, that none of NOL, APL or any of their Affiliates may market any domestic (United States or Canada) retail intermodal services to any present or future customer to whom it does not provide international transportation services.

     2.3 NOL and APL acknowledge that the foregoing covenants by NOL and APL are essential elements of the transactions contemplated by this Agreement and by the Stock Purchase Agreement and that, but for NOL's and APL's agreement to comply with such covenants, the Purchaser would not have agreed to enter into such transactions. NOL and APL have consulted with their counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, including, without limitation, with respect to the area and duration of the covenants herein; and that good and valuable consideration exists for their agreeing to be bound by such covenants.

3.   Non-solicitation.
     ----------------

     3.1 Except as provided in the Information Technology Outsourcing and License Agreement, during the Non-compete Period, NOL and APL shall not, and shall cause each of its Affiliates not to, (i) directly or indirectly recruit or solicit any person then employed by the Company for employment with NOL, APL or any of their Affiliates or (ii) hire any person then employed by the Company who had been an employee of the Business as of the Closing Date; provided, however, that such restrictions shall not apply to any solicitation directed at the public or the transportation industry in general nor to solicitation or hiring of any employee if employment discussions are initiated by such employee.

     3.2 During the Non-compete Period, Purchaser shall not, and shall cause each of its Affiliates not to, (i) directly or indirectly recruit or solicit any person then employed by NOL, APL or their Affiliates (other than the Company) for employment with Purchaser or any of its Affiliates or (ii) hire any person then employed by NOL, APL or their Affiliates who had been an employee of NOL, APL or their Affiliates as of the Closing Date; provided, however, that such restrictions shall not apply to any solicitation directed at the public or the transportation industry in general nor to the solicitation or hiring of any employee if employment discussions are initiated by such employee.

4.   Assignment.
     ----------

     4.1 Except as expressly set forth herein, no party may assign its rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties.

     4.2 NOL and APL may assign their rights and obligations hereunder to one or more Transferees in connection with the sale of NOL or APL or all or substantially all of the assets of NOL or APL provided that (a) the Transferee shall be bound by the terms and conditions of this Agreement as though it were a party hereto; and (b) notwithstanding anything herein to the contrary, the Transferee shall not be prevented from engaging in or conducting any business which it was engaging in or conducting prior to such acquisition; and provided further that any such assignment shall not release NOL or APL from their obligations hereunder.

     4.3 The Purchaser may assign its rights hereunder to one or more Transferees in connection with the sale of the Company or all or substantially all of the assets of the Stacktrain Business, provided that the Transferee shall be bound by the terms and conditions of this Agreement as though it were a party hereto.

     4.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.   Non-Disclosure.
     ---------------

     The parties hereto acknowledge and agree that any proprietary financial, marketing, customer or other information pertaining to the business or
operations of the Company are confidential ("Confidential Information").    The
term "Confidential Information" does not include information which (i) is or becomes publicly available other than as a result of a disclosure by NOL, APL or their Affiliates or Representatives or (ii) is or becomes available to NOL or APL on a nonconfidential basis from a source (other than the Company and its representatives) which, to NOL's or APL's knowledge after due inquiry, is not prohibited from disclosing such information to NOL or APL by a legal, contractual or fiduciary obligation to the Company. The term "Representatives" means financial advisors, counsel and accountants.

     NOL and APL shall not, and shall cause their Affiliates not to, disclose any Confidential Information without the prior written consent of the Company; provided, however, NOL and APL may reveal Confidential Information to its Representatives (i) who need to know the Confidential Information for purposes of their work, (ii) who are informed of the confidential nature of the Confidential Information and (iii) who agree to act in accordance with this
Section 5. NOL and APL will cause their representatives to observe the terms of this Section 5, and will be responsible for any breach of this Section 5 by any of their Representatives.

     In the event that NOL, APL or any of their Affiliates or Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, NOL or APL will notify the Company promptly so the Company may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 5. In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this Section 5, NOL or APL will furnish only that portion of the Confidential Information that it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

6.   Miscellaneous.
     -------------

     6.1 The parties hereto recognize that, because of the nature of the subject matter of this Agreement, money damages or other remedies at law may not be sufficient or adequate remedies in the event of a breach of or violation of, or default under, this Agreement and that any such breach, violation or default or threatened breach, violation or default would cause irreparable injury to the Company, the Purchaser, NOL, APL and their respective Affiliates. Accordingly, NOL, APL, the Company or the Purchaser and their respective Affiliates shall have the right, in addition to all other remedies available to them, to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed by the Purchaser, the Company, NOL and APL that an injunction may be issued without the posting of a bond or other security interest being required against the Purchaser, the Company, NOL, APL or any of their respective Affiliates to stop or prevent any such breach, violation or default or threatened breach, violation or default.

     6.2 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

     6.3 If any covenant or agreement contained herein, or any part hereof, is held to be invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be construed as if such provision or part thereof was not included herein; provided, that if the unenforceability of any such covenant or
                 --------  ----
agreement is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that the court making such determination shall have the power to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable; provided further,
                                                             -----------------
however, that any such modification shall apply only with respect to the
-------
operation of such provision in the particular jurisdiction in which such determination is made.

     6.4 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.

     6.5 This Agreement may not be amended or modified except by the express written consent of the parties hereto. Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

     6.6 All notices or other communications hereunder shall be in writing and shall be made in accordance with Section 10.3 of the Stock Purchase Agreement.

     6.7 Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     6.8 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and each of the undersigned hereby represents and warrants that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.


NEPTUNE ORIENT LINES LIMITED


By: /s/ Timothy J. Rhein
    __________________________
    Name: Timothy J. Rhein
    Title: Director

APL LIMITED

By: /s/ Timothy J. Windle
    __________________________
    Name: Timothy J. Windle
    Title: Assistant Secretary


APL LAND TRANSPORT SERVICES, INC.

By: /s/ Ann Fingarette-Hasse
    __________________________
    Name: Ann Fingarette-Hasse
    Title: Assistant Secretary


COYOTE ACQUISITION LLC

By: /s/ Marc E. Becker
    ___________________________
    Name: Marc E. Becker
    Title: Vice President